Exhibit 99.1

EXPLANATORY NOTE

Symmetry Medical Inc. (the “Company”) is retrospectively revising its historical financial statements to account for discontinued operations in connection with the Accounting Standards Codification (ASC) 205-20, “Presentation of Financial Statements - Discontinued Operations.” As previously disclosed, on May 22, 2014, Symmetry Medical Sheffield Ltd. and Symmetry Medical Switzerland S.A. (collectively, the "Sellers"), wholly owned subsidiaries of the Company, entered into a Share Purchase Agreement with HLD Corporation Ltd. ("HLD"), pursuant to which the Sellers agreed to sell and HLD agreed to purchase all of the outstanding shares of Symmetry's UK-based subsidiary, Clamonta Ltd.

This exhibit to the Company's Current Report on Form 8-K updates the following items in the Company’s Annual Report on Form 10-K for the year ended December 28, 2013, filed on March 10, 2014 (the “2013 10-K”) to reflect retrospectively the changes resulting from discontinued operations discussed above for all periods presented.

•	Item 8. Financial Statements and Supplementary Data

No Items of the 2013 Form 10-K other than those identified above are being updated by this exhibit. Information in the 2013 Form 10-K is generally stated as of December 28, 2013, and this exhibit does not reflect any subsequent events other than the changes described above. Without limitation of the foregoing, this exhibit does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2013 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management. More current information is contained in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2014 and June 28, 2014 (the “Forms 10-Q”), and its other filings with the Securities and Exchange Commission. This exhibit should be read in conjunction with the 2013 Form 10-K, the Forms 10-Q and the company’s other filings.

Item 8. Financial Statements and Supplemental Data

SYMMETRY MEDICAL INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 28, 2013	December 29, 2012
ASSETS:
Current Assets:
Cash and cash equivalents	$7,362	$9,815
Accounts receivable, net	51,813	62,593
Inventories	58,879	64,437
Refundable income taxes	5,784	4,904
Deferred income taxes	5,439	7,878
Derivative valuation asset	—	242
Other current assets	4,900	4,145
Total current assets	134,177	154,014
Property and equipment, net	89,993	98,046
Goodwill	182,178	229,134
Intangible assets, net of accumulated amortization	105,004	116,403
Other assets	4,484	7,721

Total Assets	$515,836	$605,318

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$28,837	$27,863
Accrued wages and benefits	9,656	9,354
Other accrued expenses	7,138	10,028
Accrued income taxes	53	—
Derivative valuation liability	283	513
Current portion of capital lease obligations	465	492
Current portion of long-term debt	6,531	11,111

Total current liabilities	52,963	59,361
Accrued income taxes	2,126	7,035
Deferred income taxes	7,536	17,910
Derivative valuation liability	1,104	3,883
Other liabilities	886	869
Capital lease obligations, less current portion	974	1,417
Long-term debt, less current portion	165,450	200,113

Total Liabilities	231,039	290,588

Commitments and contingencies

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued December 28, 2013-37,209; December 29, 2012-36,795	4	4
Additional paid-in capital	289,257	287,453
Retained earnings (deficit)	(9,531)	26,267
Accumulated other comprehensive income	5,067	1,006

Total Shareholders' Equity	284,797	314,730

Total Liabilities and Shareholders' Equity	$515,836	$605,318

See accompanying notes to consolidated financial statements.

2

SYMMETRY MEDICAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except per Share Data)

	Fiscal Year Ended
	2013	2012	2011

Revenue	$388,620	$397,287	$349,209
Cost of revenue	284,804	290,777	279,951
Gross profit	103,816	106,510	69,258
Research and development expenses	4,572	4,152	4,040
Sales and marketing expenses	25,995	26,337	17,450
General and administrative expenses	44,724	43,944	36,356
Asset impairment	46,844	—	1,529
Facility closure and severance costs	1,521	622	2,710
Operating income (loss)	(19,840)	31,455	7,173
Other (income) expense:
Interest expense	17,680	19,636	3,872
Loss on debt extinguishment	4,460	—	—
Derivatives valuation (gain) loss	242	(242)	—
Other	1,688	(108)	394
Income (loss) from continuing operations before income taxes	(43,910)	12,169	2,907
Income tax expense (benefit)	(15,804)	4,254	816
Income (loss) from continuing operations	(28,106)	7,915	$2,091
Income (loss) from discontinued operations, net of taxes	(7,692)	1,212	801
Net income (loss)	$(35,798)	$9,127	$2,892

Net income (loss) per share from continuing operations:
Basic	$(0.77)	$0.22	$0.06
Diluted	$(0.77)	$0.22	$0.06
Net income (loss) per share:
Basic	$(0.99)	$0.25	$0.08
Diluted	$(0.99)	$0.25	$0.08

Weighted average common shares and equivalent shares outstanding:
Basic	36,327	35,987	35,576
Diluted	36,327	36,418	36,021

See accompanying notes to consolidated financial statements.

3

SYMMETRY MEDICAL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In Thousands)

	Fiscal Year Ended
	2013	2012	2011
Net income (loss)	$(35,798)	$9,127	$2,892

Other comprehensive income (loss)
Foreign currency adjustments:
Intra-entity foreign currency transaction adjustment	1,694	1,083	(56)
Foreign currency translation adjustments	548	1,635	(1,285)
Pension plan actuarial gain (loss), net of taxes	64	(196)	—
Net unrealized gains on derivative instruments:
Unrealized holding gains (losses), net of taxes	1,560	(2,777)	—
Reclassification adjustment for realized losses included in net income	195	77	—
Other comprehensive income (loss)	$4,061	$(178)	$(1,341)

Comprehensive income (loss)	$(31,737)	$8,949	$1,551

See accompanying notes to consolidated financial statements.

4

SYMMETRY MEDICAL INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In Thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2011	$4	$279,592	$14,248	$2,525	$296,369
Comprehensive income:
Net income			2,892		2,892
Other comprehensive income (loss)				(1,341)	(1,341)
Exercise of Common Stock options		31			31
Amortization of unearned compensation cost		3,672			3,672
Issuance of Common Stock -
Employee Stock Purchase Plan		135			135
Restricted Stock		(359)			(359)
Balance at December 31, 2011	$4	$283,071	$17,140	$1,184	$301,399
Comprehensive income:
Net income			9,127		9,127
Other comprehensive income (loss)				(178)	(178)
Exercise of Common Stock options		920			920
Amortization of unearned compensation cost		4,032			4,032
Issuance of Common Stock -
Employee Stock Purchase Plan		151			151
Restricted Stock		(721)			(721)
Balance at December 29, 2012	$4	$287,453	$26,267	$1,006	$314,730
Comprehensive income:
Net loss			(35,798)		(35,798)
Other comprehensive income (loss)				4,061	4,061
Exercise of Common Stock options		125			125
Amortization of unearned compensation cost		2,722			2,722
Issuance of Common Stock -
Employee Stock Purchase Plan		84			84
Restricted Stock		(1,127)			(1,127)
Balance at December 28, 2013	$4	$289,257	$(9,531)	$5,067	$284,797

See accompanying notes to consolidated financial statements.

5

SYMMETRY MEDICAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(In Thousands)

	Fiscal Year Ended
	2013	2012	2011
Operating activities
Net income (loss)	$(35,798)	$9,127	$2,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,571	17,206	18,414
Amortization of intangible assets	7,239	8,039	2,883
Amortization of debt issuance costs	2,004	1,718	353
Interest paid in kind	—	1,335	—
Net (gain) loss on sale of assets	610	(154)	272
Asset impairment	51,942	—	1,529
Deferred income tax provision	(9,220)	798	(2,133)
Reserve for uncertain tax positions	(4,908)	191	281
Loss on debt extinguishment	1,766	—	—
Excess tax deficit (benefit) from stock-based compensation	45	(251)	—
Stock-based compensation	2,722	4,032	3,672
Derivative valuation (gain) loss	242	(242)	—
Unrealized foreign currency transaction (gain) loss	1,880	112	(1,245)
Change in operating assets and liabilities:
Accounts receivable	11,326	(10,188)	(1,334)
Other assets	(642)	507	(1,875)
Inventories	5,734	21,006	(3,416)
Current income taxes	(815)	(344)	(2,827)
Accounts payable	451	3,728	(218)
Accrued expenses and other	(4,960)	6,070	3,713
Net cash provided by operating activities	46,189	62,690	20,961

Investing activities
Purchases of property and equipment	(10,188)	(10,757)	(13,666)
Proceeds from the sale of property and equipment	826	414	179
Acquisitions	—	—	(176,687)
Net cash used in investing activities	(9,362)	(10,343)	(190,174)

Financing activities
Proceeds from Bank Revolver	181,088	27,458	135,687
Payments on Bank Revolver	(124,088)	(79,331)	(72,814)
Proceeds from (payments on) short term borrowings, net	—	(6,565)	3,135
Issuance of (payments on) senior subordinated term notes	(65,000)	—	65,000
Issuance of bank term loan	—	—	50,000
Payments on bank term loans and capital lease obligations	(30,745)	(3,617)	(1,931)
Proceeds from the issuance of common stock, net	(873)	99	(226)
Excess tax deficit (benefit) from stock-based compensation	(45)	251	—
Debt issuance cost	(586)	—	(5,582)
Net cash provided by (used in) financing activities	(40,249)	(61,705)	173,269
Effect of exchange rate changes on cash	969	242	(192)

Net increase (decrease) in cash and cash equivalents	(2,453)	(9,116)	3,864
Cash and cash equivalents at beginning of period	9,815	18,931	15,067

Cash and cash equivalents at end of period	$7,362	$9,815	$18,931

Supplemental disclosures:
Cash paid for interest	$19,493	$14,311	$3,306
Cash paid (received) for income taxes	$(1,824)	$3,691	$5,647

See accompanying notes to consolidated financial statements.

6

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

1. Description of the Business

The consolidated financial statements include the accounts of Symmetry Medical Inc. and its wholly-owned subsidiaries (collectively referred to as the Corporation), which operates in two reportable segments: (1) Original Equipment Manufacturer (“OEM”) Solutions and (2) Symmetry Surgical.

Symmetry Medical Inc. through its OEM Manufacturing business is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Corporation designs, develops and offers worldwide production and supply chain capabilities for these products to customers in the orthopedic industry, and other medical device markets (including but not limited to arthroscopy, dental, laparoscopy, osteobiologic, and endoscopy segments). The Corporation also manufactures specialized non-healthcare products, primarily in the aerospace industry.

Symmetry Surgical is the Corporation’s business segment which arose from the integration of the 2011 acquisitions of the surgical instruments business of Codman & Shurtleff Inc. (“Codman”) and Olsen Medical lines of surgical instruments with Symmetry’s previous hospital direct business, Specialty Surgical Instrumentation (“SSI”). Symmetry Surgical offers a broad range of reusable stainless steel and titanium surgical hand-held instruments and retractor systems, sterile disposable surgical products (vein strippers, SECTO dissectors, tonsil sponges and surgical marker pens), and sterilization containers.

On August 15, 2011, the Corporation acquired the assets of PSC’s Olsen Medical division for $11,000 in cash. Olsen Medical manufactures a full line of single-use and reusable bipolar and monopolar forceps, cords, electrosurgical pens/pencils, electrodes, and accessories. Olsen Medical’s products are primarily sold directly to hospitals in the U. S. and internationally through distributors.

On December 29, 2011, the Corporation acquired the surgical instruments business of Codman for $165,687 in cash. Codman distributes surgical instruments and sterile disposable surgical products directly to hospitals. The addition of Codman surgical instruments allows us to offer an expanded array of medical instruments and related products, expands our intellectual property, trademarks, regulatory approvals, and provides an instrument procurement center and personnel located in Tuttlingen, Germany. Codman’s surgical instrument products are primarily sold in the U. S. and internationally through distributors.

2. Summary of Significant Accounting Policies

Principles of Consolidation.  The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Year End. The Corporation’s fiscal year is the 52 or 53 week period ending on the Saturday closest to December 31. Fiscal year 2013 was a 52 week year (ending December 28, 2013), fiscal year 2012 was a 52 week year (ending December 29, 2012), and fiscal year 2011 was a 52 week year (ending December 31, 2011). References in these consolidated financial statements to 2013, 2012 and 2011 refer to these financial periods, respectively.

Use of Estimates.  Preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, but management does not believe such differences will materially affect the Corporation’s financial position or results of operations.

Business Combinations.  The Corporation records its business combinations under the acquisition method of accounting. Under the acquisition method of accounting, the Corporation allocates the purchase price of each acquisition to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. The fair value of identifiable intangible assets is based upon detailed valuations that use various assumptions made by management. Any excess of the purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill. Direct acquisition related costs are expensed as incurred.

7

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

2. Summary of Significant Accounting Policies - (continued)

Revenue Recognition.  The Corporation recognizes revenue on orders received from its customers when there is persuasive evidence of an arrangement with the customer that is supportive of revenue recognition, the customer has made a fixed commitment to purchase the product for a fixed or determinable price, collection is reasonably assured under the Corporation’s normal billing and credit terms and ownership and all risks of loss have been transferred to the buyer, which is normally upon shipment. In certain circumstances, customer terms require receipt of product prior to the transfer of the risk of ownership. In such circumstances, revenue is not recognized upon shipment, but rather upon confirmation of delivery. For product sales to distributors, the Corporation recognizes revenue upon shipment to the distributor under standard contract terms stating that title to the goods passes to the distributors at point of shipment to the distributor’s location. All shipments to distributors are at contract prices and payment is not contingent upon resale of the product. Estimated discounts, rebates, product returns and credits are recorded as a reduction of revenue in the same period revenue is recognized.

Cash and Cash Equivalents.  Cash and cash equivalents include all highly liquid investments with a maturity of three months or less at the time of purchase.

Allowance for Doubtful Accounts.  The Corporation performs periodic credit evaluations of customers’ financial condition and generally does not require collateral. Receivables are generally due within 30 to 90 days. The Corporation maintains an allowance for doubtful accounts for estimated losses in the collection of accounts receivable. The Corporation makes estimates regarding the future ability of its customers to make required payments based on historical credit experience and expected future trends. Provisions to the allowance for doubtful accounts are charged to current selling and marketing expenses. Actual losses are charged against this allowance when incurred. The activity in the allowance for doubtful accounts was as follows:

	December 28, 2013	December 29, 2012	December 31, 2011
Beginning balance	$859	$945	$1,003
Provision	528	498	290
Write-offs	(355)	(584)	(348)
Ending balance	$1,032	$859	$945

Inventories.  Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market (net realizable value). Costs include material, labor and manufacturing overhead costs. Inventory balances are reviewed quarterly for excess products or obsolete inventory levels and written down, if necessary, to net realizable value.

Property and Equipment.  Property and equipment, which includes assets under capital lease, are stated on the basis of cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the respective assets or lease terms, whichever is shorter. Accelerated methods are used for income tax purposes. Repair and maintenance costs are charged to expense as incurred. Upon retirement or sale of an asset, its cost and related accumulated depreciation or amortization are removed from the consolidated balance sheet and any gain or loss is recorded in operating income or expense.

Definite-Lived Long-Lived Assets.  The Corporation assesses the impairment of definite lived long-lived assets when circumstances indicate the carrying value of an asset may not be recoverable based on the undiscounted future cash flows of an asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, undiscounted cash flows, or external appraisals, as applicable. The Corporation reviews long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. Intangible assets subject to amortization consist of technology, certain trademarks and non-compete intangible assets which are amortized using the straight-line method, as well as customer related intangible assets which are amortized on an accelerated method. Straight-line methods are used for income tax purposes. All of the Corporation’s intangible assets were acquired in connection with our various acquisitions. The Corporation is required to reassess the expected useful lives of existing definite-lived assets annually. The Corporation recorded impairment charges at one of the Corporation's reporting units in 2013 related to customer relationships and trademarks of $1,403 and $953, respectively. These charges relate to Clamonta Ltd. and have been reflected in discontinued operations. The Corporation reviewed all other definite-lived long-lived assets and has not recorded any impairment related to the remaining assets for fiscal 2013, 2012 or 2011.

8

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

2. Summary of Significant Accounting Policies - (continued)

Goodwill and Other Indefinite-Lived Assets. Goodwill recorded by the Corporation represents the purchase price in excess of the net assets of businesses acquired. Goodwill is not amortized but is tested for impairment annually on the first day of the fourth fiscal quarter and more frequently if circumstances warrant using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of impairment. Potential impairment is determined by comparing estimated fair value to the net book value of the reporting unit. Fair value is calculated using an income approach based on the present value of estimated future cash flows. The Corporation has multiple operating segments which are comprised of multiple components that represent the lowest level for which discrete financial information is available and the operating results of that component are regularly reviewed by management. The Corporation aggregates certain components that share similar economic similarities and that are vertically integrated within the same operating segment into reporting units. The Corporation completed its annual impairment testing and recorded impairment charges at three of the Corporation's reporting units in 2013 totaling $47,450, of which $44,936 is reflected in the asset impairment line item in income from continuing operations and $2,514 is reflected in income (loss) from discontinued operations. No other impairment of goodwill existed in fiscal 2012 or 2011.

Intangible assets with an indefinite life are not amortized but are subject to review each reporting period to determine whether events and circumstances continue to support an indefinite useful life as well as an annual impairment test. In connection with the annual impairment test, the Corporation recognized an impairment charge at one of the Corporation's reporting units related to certain trademarks and in-process research and development of $1,245 and $610, respectively. During fiscal 2011, in connection with the Codman acquisition in December 2011, the Corporation elected to discontinue use of the SSI tradename and renamed the hospital direct business Symmetry Surgical. This resulted in the full impairment of the SSI tradename of $1,529 in 2011 which has been reflected in the impairment of intangible asset line item in the consolidated statements of operations and within the Symmetry Surgical reportable segment. The Corporation reviewed all other amortizing intangible assets and has not recorded any impairment related to the remaining assets for fiscal 2013, 2012 or 2011.

The assessment of the recoverability of long-lived assets reflects management’s assumptions and estimates. Factors that management must estimate when performing impairment tests include sales volume, prices, inflation, discount rates, exchange rates, tax rates and capital spending. Significant management judgment is involved in estimating these factors, and they include inherent uncertainties. Measurement of the recoverability of these assets is dependent upon the accuracy of the assumptions used in making these estimates, as well as how the estimates compare to the eventual future operating performance of the specific reporting unit to which the assets are attributed. Changes in these estimates could change our conclusion regarding the impairment of goodwill or other intangible assets and potentially result in a non-cash impairment in the future period.

Income Taxes.  The consolidated financial statements of the Corporation have been prepared using the asset and liability method in accounting for income taxes, which requires the recognition of deferred income taxes for the expected future tax consequences of net operating losses, credits, and temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated results of operations or financial position. Additionally, we use tax planning strategies as part of our global tax compliance program. Judgments and interpretation of statutes are inherent in this process. The Corporation provides related reserves, where applicable, in accounting for uncertain tax positions. Interest and penalties associated with reserves for uncertain tax positions are classified in income tax expense in the consolidated statements of operations.

9

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

2. Summary of Significant Accounting Policies - (continued)

Foreign Currency Translation.  The financial statements of the Corporation’s foreign subsidiaries are accounted for and have been translated into U.S. dollars in accordance with accounting guidance on foreign currency translation. Assets and liabilities have been translated using the exchange rate in effect at the balance sheet date. Revenues and expenses have been translated using a weighted-average exchange rate for the period. Currency translation adjustments have been recorded as a separate component of shareholders’ equity. Foreign currency transaction gains and losses resulting from a subsidiary’s foreign currency denominated assets and liabilities included in other income were losses of $1,695, $378 and $325 in 2013, 2012 and 2011, respectively.

Shipping and Handling Costs.  The Corporation reflects freight costs associated with shipping its products to customers as a component of cost of revenues.

Advertising Costs.  Advertising costs are expensed as incurred. Advertising costs were $910, $264 and $243 in 2013, 2012 and 2011, respectively.

Derivative Financial Instruments.  The Corporation recognizes all derivative instruments in its consolidated financial statements at fair value. Changes in the fair value of derivatives are recorded each period in the Derivative Valuation (gain)/loss line item of the consolidated statements of operations unless the derivative qualifies for hedge accounting in which case the realized changes in fair value are reflected in the same financial statement line item of the item being hedged or the effective portion of changes in fair value of hedges is recorded each period in accumulated other comprehensive income (loss), net of tax, until the related hedge transaction occurs. Any ineffective portion of changes in fair value of the hedges is recorded in the derivative valuation (gain)/loss line item of the statement of operations.

Stock-Based Compensation.  The Corporation measures stock-based compensation cost at the grant date based on the estimated fair value of the award. Compensation cost for service-based awards is recognized ratably over the applicable service period. Compensation cost for performance-based awards is reassessed each period and recognized based upon the probability that the performance targets will be achieved. For restricted stock subject to service conditions or with performance targets, the fair market value of the award is determined based upon the closing value of the Corporation’s stock price on the grant date and the amount of stock-based compensation expense recognized during a period is based on the portion of the awards that are ultimately expected to vest. The Corporation estimates forfeitures at the time of grant by analyzing historical data and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. For restricted stock with service conditions or with performance targets, the total expense recognized for each grant is only for those awards that ultimately vest. The Corporation also grants restricted stock which vest upon achieving certain market conditions and the grant date fair values for these awards were estimated based upon the results of a Monte Carlo model, and the resulting expense will be recorded regardless of whether the market conditions are achieved. Compensation expense for restricted stock awards with market conditions is not recorded if the employee is no longer an employee of the Corporation. For stock options, the fair market value is determined using the Black-Scholes Option Pricing Model. The Corporation makes certain assumptions with respect to selected Black Scholes model inputs, including expected volatility, expected life, expected dividend yield and the risk-free interest rate. Expected volatility is based on the historical volatility of our stock over the most recent period commensurate with the estimated expected life of the stock options. The expected life of stock options granted, which represents the period of time that the stock options are expected to be outstanding, is based on “simplified method” using the midpoint of the vesting and expiration period of each grant, due to the limited historical data. The expected dividend yield is based on our history and expectation of dividend payouts. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period commensurate with the estimated expected life. Refer to Note 15 for additional information on the Corporation’s compensation plans.

10

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

2. Summary of Significant Accounting Policies - (continued)

Recently Adopted Accounting Pronouncements

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income: In February 2013, the Financial Accounting Standards Board ("FASB"), issued Accounting Standards Update ("ASU") 2013-2, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, ("ASU 2013-2"). ASU 2013-2 requires entities to report either on the statement of operations or disclose in the footnotes to the consolidated financial statements the effects on earnings from items that are reclassified out of comprehensive income. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-2 is effective prospectively for the first reporting period after December 15, 2012 with early adoption permitted. The adoption of ASU 2013-2 did not have an impact on the Corporation’s consolidated financial position, results of operations or cash flows as it only enhances disclosures.

Technical Corrections and Improvements: In October 2012, the Financial Accounting Standards Board (“FASB”), issued Accounting Standards Update (“ASU”) 2012-4, Technical Corrections and Improvements (“ASU 2012-4”), which covers a wide range of topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and confirming amendments related to fair value measurements. ASU 2012-4 is effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-4 did not have an impact on the Corporation’s consolidated financial position, results of operations or cash flows as the Standard only clarified existing Codification.

3. Discontinued operations

On May 21, 2014, the Corporation completed the sale of its subsidiary, Clamonta Ltd. for $1,350. Symmetry believed the sale would better enable the Corporation to focus its efforts on its core markets and reduce its manufacturing footprint. In connection with the sale, Symmetry recorded a loss on the sale of assets of approximately $4,117.

The results of operations for a business unit that the Corporation has sold are classified in discontinued operations for all periods presented.

The operations of Clamonta Ltd. has historically been included in the OEM Solutions segment. The following table summarizes certain operating results of Clamonta for all periods presented:

	Fiscal Year Ended
	2013	2012	2011

Revenue	$11,372	$13,218	$9,837
Cost of revenue	$13,132	$10,672	$7,946
Sales and marketing expenses	$30	$43	$5
General and administrative expenses	$1,570	$913	$807
Asset impairment	$5,098	$—	$—
Facility closure and severance costs	$61	$—	$—
Interest expense (income)	$(1)	$(16)	$(10)
Other (income) expense	$3	$6	$6
Income tax expense (benefit)	$(829)	$388	$282
Income (loss) from discontinued operations, net of taxes	$(7,692)	$1,212	$801

11

3. Discontinued operations (Continued)

Summary of Assets and Liabilities of Discontinued Operations:

	December 28, 2013	December 29, 2012

Cash and cash equivalents	$213	$2,302
Accounts receivable	$2,041	$1,844
Inventory	$2,905	$1,476
Other current assets	$44	$33
Property and equipment, net	$2,231	$2,477
Intangible assets, net	$—	$2,528
Goodwill	$—	$2,517
Total assets	$7,434	$13,177

Accounts payable	$3,060	$1,729
Accrued wages and benefits	$275	$127
Other accrued expenses	$122	$1,164
Total liabilities	$3,457	$3,020

4. Inventories

Inventories consist of the following:

	December 28, 2013	December 29, 2012
Raw material and supplies	$10,249	$12,683
Work-in-process	23,315	20,335
Finished goods	25,315	31,419
	$58,879	$64,437

5. Property and Equipment

Property and equipment, including depreciable lives, consists of the following:

	December 28, 2013	December 29, 2012
Land	$6,046	$6,572
Buildings and improvements (20 to 40 years)	42,519	42,885
Machinery and equipment (5 to 15 years)	161,734	156,157
Office equipment (3 to 5 years)	21,619	19,445
Construction-in-progress	4,061	6,414
	235,979	231,473
Less accumulated depreciation	(145,986)	(133,427)
	$89,993	$98,046

12

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

6. Goodwill and Other Intangible Assets

The Corporation has multiple operating segments which are comprised of multiple components that represent the lowest level for which discrete financial information is available and the operating results of that component are regularly reviewed by management. The Corporation aggregates certain components that share similar economic similarities and that are vertically integrated within the same operating segment into reporting units

In the third quarter, the Corporation determined that the expected operating results for certain of its reporting units were projected to be substantially lower than previous forecasts. Given this information, the Corporation conducted its annual impairment test and determined that impairment existed for three reporting units. The Corporation finalized its impairment tests during the fourth quarter 2013. The finalized impairment is $51,942 for goodwill and other assets, of which $46,844 has been recorded in the condensed consolidated statements of operations within Asset Impairment and $5,098 has been reflected in discontinued operations. The Corporation recorded a pre-tax non-cash charge during fiscal 2013 in the amount of $31,837 related to the OEM Solutions segment, $5,098 which relates to discontinued operations, and $20,105 related to the Symmetry Surgical segment. The impairment in OEM Solutions consisted of goodwill, trademarks, customer relationships, and property and equipment of $29,200, $953, $1,403, and $281, respectively, and was primarily driven by the reduced outlook on revenues and profitability related to instrument production for customer capital expenditures related to product launches and instrument replenishment, as well as operational issues at the Clamonta, Ltd. subsidiary, which services the Aerospace industry. The impairment in Symmetry Surgical consisted of goodwill, trademarks and in-process research and development of $18,250, $1,245, and $610, respectively, and was primarily driven by lower revenue due to the previously disclosed integration challenges related to the 2011 acquisition of the surgical instruments business of Codman & Shurtleff, Inc. ("Codman") which the Corporation has not recovered from as quickly as previously expected.

The Corporation determines the fair value of intangible assets using an income based approach. The approach calculates fair value by estimating the after-tax cash flows attributable to the asset and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. The calculated fair value is compared to the carrying value to determine if any impairment exists.

To derive the fair value of the reporting units, as required in step one of the impairment test, the Corporation used the income approach, specifically the discounted cash flow method, to determine the fair value of each reporting units and the associated amount of the impairment charges. This approach calculates fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. This methodology is consistent with how the Corporation estimates the fair value of its reporting units during its annual goodwill and indefinite lived intangible asset impairment tests. Inputs used to fair value the Corporation's reporting units are considered Level 3 inputs of the fair value hierarchy and include the following:

•	The Corporation's financial projections for its reporting units are based on management's assessment of macroeconomic variables, industry trends and market opportunities, as well as the Corporation's strategic objectives and future growth plans. Revenue growth rates assumed for each of the Corporation’s reporting units where impairment was recognized were approximately 4-34% for 2014 and 2-8% for 2015 and beyond.
•	The discount rate used to measure the present value of the projected future cash flows is set using a weighted-average cost of capital method that considers market and industry data, as well as the Corporation's specific risk factors that are likely to be considered by a market participant. The weighted-average cost of capital is the Corporation's estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise. Discount rates used for each of the Corporation’s reporting units where impairment was recognized were approximately 12.4%, 15.7% and 12.5%.

For Level 3 measurements, significant increases or decreases in long-term growth rates or discount rates in isolation or in combination could result in a significantly lower or higher fair value measurement.

In the second step, the Corporation assigned the reporting unit's fair value to all of its assets and liabilities, including any unrecognized intangible assets, in a hypothetical analysis that calculates the implied fair value of goodwill in the same manner as if the reporting unit were being acquired in a business combination. If the implied fair value of the reporting unit's goodwill is less than the carrying value, the difference is recorded as an impairment charge. This allocation process was performed only for the purposes of measuring the goodwill impairment and not to adjust the carrying values of the recognized assets and liabilities. Based on the results of this testing, the Corporation's OEM Solutions reporting segment impaired goodwill for $29,200, $2,514 which relates to discontinued operations, while the Corporation’s Symmetry Surgical reporting segment impaired goodwill for $18,250.

13

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

6. Goodwill and Other Intangible Assets - (continued)

Prior to performing the annual goodwill impairment tests for the reporting units whom failed step 1, the Corporation tested long-lived assets to be held and used for impairment on an undiscounted cash flow basis. Based on the results of this testing, the Corporation's OEM Solutions reporting segment impaired trademarks, customer relationships, and property and equipment of $953, $1,403, and $281, respectively, of which $2,584 in total relates to discontinued operations, while the Corporation’s Symmetry Surgical reporting segment impaired trademarks and in-process research and development of $1,245, and $610, respectively.

As of December 28, 2013, the balances of intangible assets, other than goodwill, were as follows:

	Weighted-Average Amortization Period	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Acquired technology and patents	11 years	$1,730	$(1,178)	$552
Acquired customers	19 years	123,961	(27,766)	96,195
Trademarks and other	9 years	5,393	(169)	5,224
Intangible assets subject to amortization	19 years	131,084	(29,113)	101,971
Proprietary processes	Indefinite			3,033
Total				$105,004

As of December 29, 2012, the balances of intangible assets, other than goodwill, were as follows:

	Weighted-Average Amortization Period	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Acquired technology and patents	12 years	$2,161	$(1,467)	$694
Acquired customers	19 years	126,481	(22,027)	104,454
Other	17 years	1,421	(414)	1,007
Intangible assets subject to amortization	19 years	130,063	(23,908)	106,155
Proprietary processes	Indefinite			3,578
In process research and development	Indefinite			610
Trademarks	Indefinite			6,060
Indefinite-lived intangible assets, other than goodwill				10,248
Total				$116,403

Annual intangible asset amortization expense is estimated to approximate $7,500 for each of the next 5 fiscal years.

The reconciliation of the beginning and ending carrying amounts of goodwill are as follows:

Balance as of December 31, 2011	$229,112
Adjustment to goodwill	(402)
Effects of foreign currency	424
Balance as of December 29, 2012	$229,134
Impairment of goodwill	(47,450)
Effects of foreign currency	494
Balance as of December 28, 2013	$182,178

14

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

7. Employee Benefit Plan

The Corporation sponsors one defined benefit pension plan for the benefit of its employees at its German subsidiary, which is a legacy plan of the Codman surgical instruments business acquired during the year ended December 31, 2011. The plan is unfunded and provides defined benefits based on the final average salary of the employees as defined in the plan.

The components of net periodic pension cost for 2013 is as follows:

	Fiscal Year Ended
	2013	2012
Components of Net Periodic Pension Cost:
Service cost	$50	$29
Interest cost	22	18
Amortization of net actuarial loss	16	—
Foreign currency exchange rate changes	—	—
Net periodic pension cost	$88	$47
Weighted average assumptions used to determine net periodic pension cost:
Discount rate	3.00%	4.60%
Salary increases	2.00%	2.00%

The change in the projected benefit obligation and the funded status of the plan and a reconciliation of such funded status to the amounts reported in the consolidated balance sheets as of December 28, 2013 and December 29, 2012 is as follows:

	Fiscal Year Ended
	2013	2012	2011
Change in projected benefit obligation
Benefit obligation, beginning of year	$728	$394	$—
Service cost	50	29	—
Interest cost	22	18	—
Actuarial (gain) loss	(117)	275	—
Foreign currency exchange rate changes	65	12	—
Acquisition	—	—	394
Benefit obligation, end of year	$748	$728	$394
Change in fair value of assets:
Fair value of plan assets, beginning of year	$—	$—	$—
Fair value of plan assets, end of year	$—	$—	$—
Funded status at end of year - under funded	$(748)	$(728)	$(394)

The following summarizes the Corporation’s balance sheet related pension and other benefit plan accounts at December 28, 2013 as compared to accounts at December 29, 2012:

	Fiscal Year Ended
	2013	2012	2011
Noncurrent benefit liability	$748	$728	$394
Accumulated other comprehensive loss, net of tax	$132	$196	$—

15

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

7. Employee Benefit Plan - (continued)

No contributions were made during 2013 to the plan, nor are any contributions expected to be made to the plan in 2014, since the plan is unfunded. The accumulated benefit obligation for the plan was $592 and $570 at December 28, 2013 and December 29, 2012, respectively.

The amounts recognized in accumulated other comprehensive income as of December 28, 2013 and December 29, 2012 are as follows:

	Fiscal Year Ended
	2013	2012	2011
Net actuarial (gain) loss	$(117)	$275	$—
Less: Tax (benefit) expense	53	(79)	—
Accumulated other comprehensive income impact	$(64)	$196	$—
Weighted average assumptions used to determine benefit obligation:
Discount rate	3.60%	3.00%	4.60%
Salary increases	2.00%	2.00%	2.00%

The net actuarial loss for the pension plan required to be amortized from accumulated other comprehensive income into net periodic pension cost in 2014 is expected to be $9.

There are no significant benefits under the plan which is expected to be paid from fiscal 2014 through fiscal 2018.

8. Fair Value of Financial Instruments

Accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable, and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of December 28, 2013, the Corporation held certain assets and liabilities that are required to be measured at fair value on a recurring basis. These included the Corporation's cash equivalents and derivative instruments in the form of interest rate swaps and foreign currency forward contracts. The Corporation's cash equivalents include highly liquid financial instruments that are readily convertible with maturities of 90 days or less. The Corporation’s derivative instruments consist of contracts that are not traded on a public exchange. The fair values of interest rate derivative instruments and foreign currency forward contracts are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. Therefore, the Corporation has categorized these derivative instruments as Level 2 in accordance with the FASB Standard on fair value measurement.

On a recurring basis management measures the fair value of its interest rate swaps using the market approach based on projections of the one month LIBOR rate over the life of each swap. Also on a recurring basis, management measures the fair value of its foreign currency forward contracts using the market approach based on the projections of the Euro rate over the life of each forward contract.

16

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

8. Fair Value of Financial Instruments - (continued)

The fair value and carrying value of the Corporation’s assets and liabilities measured at fair value on a recurring basis were as follows:

	December 28, 2013				December 29, 2012
	Fair Value Measurements				Fair Value Measurements
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$—	$35	$—	$35	$—	$920	$—	$920
Foreign currency forwards	—	—	—	—	—	242	—	242
Total assets	$—	$35	$—	$35	$—	$1,162	$—	$1,162
Liabilities
Interest rate swaps	$—	$(1,387)	$—	$(1,387)	$—	$(4,396)	$—	$(4,396)
Total liabilities	$—	$(1,387)	$—	$(1,387)	$—	$(4,396)	$—	$(4,396)

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. Assets and liabilities acquired in business combinations are recorded at their fair value as of the date of acquisition.

The Corporation has performed its annual impairment test for goodwill. The fair value of the reporting units is determined using the income approach. The income approach focuses on the income-producing capability of an asset, measuring the current value of the asset by calculating the present value of its future economic benefits such as cash earnings, cost savings, corporate tax structure and product offerings. Value indications are developed by discounting expected cash flows to their present value at a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation and risks associated with the reporting unit. These assets are classified within Level 3, in the event that the Corporation were required to measure and record such assets at fair value within its consolidated financial statements, as discussed in the Note 6, Goodwill and Other Intangible Assets.

The Corporation periodically evaluates the carrying value of long-lived assets to be held and used, including definite-lived intangible assets and property plant and equipment, when events or circumstances warrant such a review. Fair value is determined primarily using anticipated cash flows assumed by a market participant, discounted at a rate commensurate with the risk involved and these assets would generally be classified within Level 3, in the event that the Corporation were required to measure and record such assets at fair value within its consolidated financial statements.

Additionally, financial instruments also consist of cash, accounts receivable, accounts payable and long-term debt.  The carrying value of long-term debt materially approximates fair value. Additionally, the fair value of cash and net accounts receivables and payables was estimated by management to approximate fair value due to the relatively short period of time to maturity for these instruments.

9. Derivatives

The Corporation utilizes derivative instruments to minimize the volatility of cash flows and statement of operations impacts associated with interest rate payments on its variable rate debt and the impact of fluctuations in foreign currency. The Corporation recognizes all derivative instruments as either assets or liabilities at fair value on the consolidated balance sheets. Derivative asset and liability amounts with the same counterparty are netted against each other for financial reporting purposes. The Corporation utilizes third party valuations to assist in the determination of the fair value of these derivatives. The Corporation considered its derivative instrument valuations to be Level 2 fair value measurements.

To the extent a derivative instrument was designated effective as a cash flow hedge of an exposure to changes in the fair value of a future transaction, the change in fair value of the derivative was deferred in accumulated other comprehensive income, a component of shareholders' equity in the consolidated balance sheets, until the underlying transaction hedged was recognized in the consolidated statements of operations. The Corporation accounts for certain derivatives hedging the payment of interest as cash flow hedges and the impact of the hedge was reclassified to interest expense in the consolidated statements of operations upon payment of interest.

17

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

9. Derivatives - (continued)

The Corporation's profitability and cash flows are affected by changes in interest rates, specifically LIBOR. The primary purpose of the Corporation's interest rate risk management activities is to hedge its exposure to changes in interest rates. In March, 2012, the Corporation entered into two forward swap contracts to manage interest rate risk related to its Bank Term Loan and a portion of its Bank Revolver. The notional amount on the swap contracts is $78,106 as of December 28, 2013 and is reduced to $37,500 by December 2022 in line with expected reductions in the related debt instruments. The fixed per annum interest rate on the swap contracts is 0.60% in 2013 that incrementally increase to 3.81% by 2022. These swap contracts, which were a fair value liability of $1,387 and $4,396 as of December 28, 2013 and December 29, 2012, respectively, were designated as cash flow hedges of the future payments of variable rate interest with one-month LIBOR. For the twelve months ended December 28, 2013 and December 29, 2012, the Corporation recorded gain (loss) of $3,009 and ($4,396), respectively, attributable to these cash flow hedges included in other comprehensive income. Of the total cumulative loss, $283 will be reclassified into earnings in the next twelve months.

In June and July 2012, the Corporation entered into forward swap contracts to mitigate the impact of fluctuations in foreign currency on the statement of operations. As of December 28, 2013, the Corporation had settled all of its outstanding forward swap contracts. As of December 29, 2012, the Corporation had contracts for the sale of 3,161 Euros, which were settling in equal amounts over the twelve month period which began July 2012. These swap contracts, which were an aggregate fair value asset of $242 at December 29, 2012, were not designated as cash flow hedges and therefore the change in the fair value was immediately recorded in derivatives valuation (gain) loss in the consolidated statements of operations.

10. Debt Arrangements

 Long-term debt consists of the following:

	December 28, 2013	December 29, 2012
Bank term loan payable in quarterly installments beginning September 2012, plus interest at a variable rate, through December 2016	$16,981	$47,222

Senior subordinated term notes, plus interest at 14.0%, payable upon maturity at December 2017	—	66,002

Bank Revolver, due November 2015	155,000	98,000
	171,981	211,224
Less current portion	(6,531)	(11,111)

	$165,450	$200,113

The Corporation’s Amended Credit Agreement currently provides for a $200,000 revolving line of credit (Bank Revolver) and a $50,000 bank term loan (Bank Term Loan). The Amended Credit Agreement also includes an accordion feature, which permits the Corporation to borrow up to an additional $50,000 in the form of additional term loans or an increase in the Bank Revolver subject to the terms and conditions set forth in the Amended Credit Agreement. The Amended Credit Agreement, which is senior and secured, has an aggregate of $171,981 outstanding as of December 28, 2013.

Borrowings under the Amended Credit Agreement bear interest at a rate per annum based upon LIBOR, the Federal Funds rate or the Lenders' prime rate, in each case plus an applicable margin, at the Corporation's option. The Bank Term Loan is to be repaid in quarterly installments of $2,778, may be prepaid, in whole or in part, at the option of the Corporation, and is required to be prepaid using all or a portion of the net cash proceeds of certain asset sales, recovery events, and issuances of new debt or equity and, depending on the Corporation's Total Leverage Ratio (as defined in the Amended Credit Agreement), using a portion of the Corporation's Excess Cash Flow (as defined in the Amended Credit Agreement) (the "Excess Cash Flow Prepayment"). The Excess Cash Flow Prepayment is required to be made within 90 days of the end of the fiscal year in which the Excess Cash Flow is generated. As of December 28, 2013, the Excess Cash Flow calculation will require the Corporation to prepay the bank term loan payable in full prior to March 29, 2013. The payment will be made with capacity on the Bank Revolver. The Bank Revolver matures on November 3, 2015 and the Bank Term Loan matures on December 31, 2016.

18

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

10. Debt Arrangements - (continued)

The Amended Credit Agreement contains various financial covenants, including covenants imposing a maximum ratio of total debt to EBITDA (as defined in the Amended Credit Agreement) and prescribing a minimum ratio of EBITDA to fixed charges (as defined in the Amended Credit Agreement). The Amended Credit Agreement also contains covenants restricting certain corporate actions, including asset dispositions, acquisitions, payment of dividends and certain other restricted payments, changes of control, incurring indebtedness, incurring liens, making loans and investments and transactions with affiliates. The Amended Credit Agreement is secured by substantially all of the assets of the Corporation (and its U.S. subsidiaries) and also contains customary events of default.

On December 27, 2013, the Corporation amended its Amended Credit Agreement to allow for the prepayment of the senior subordinated term notes (referred to as "Term Notes" or "Mezzanine Debt") and to modify certain financial covenants. In connection with the amendment, the Corporation paid off the outstanding principal and interest of the Term Notes that were to mature on December 29, 2017. The outstanding principal balance of the Term Notes bore interest at a rate of 14% per annum.

As of December 28, 2013, the most restrictive financial covenants per the Corporation’s lending arrangements included the debt to EBITDA covenant ratio to be less than 4.00:1. The Corporation's ratio was approximately 3.13:1. The minimum interest coverage ratio is required to be greater than 1.25:1, and the Corporation's ratio at December 28, 2013 was approximately 1.52:1. The Corporation was in compliance with all covenants as of December 28, 2013. The debt to EBITDA covenant will become more restrictive throughout 2014, which will be required to be less than 3.50:1.0, as of January 3, 2015

In April 2012, our Penang, Malaysia unit renewed its existing short-term revolving line of credit of $8,000 which is renewable on an annual basis. The facility required interest only monthly payments at LIBOR, plus an applicable margin per year and the total outstanding amount was due upon maturity in April 2013. During December 2012, this agreement was paid in full and terminated.

In March 2013, our Sheffield, U.K. unit renewed its existing short-term revolving line of credit of £1,000 which is renewable on an annual basis. The facility requires monthly payments plus interest at 2.75% per year. There were no borrowings on the short-term revolver as of December 28, 2013 or December 29, 2012. The revolver is secured by certain assets of our Sheffield, U.K. unit.

Maturities of long-term debt for the five years succeeding December 28, 2013 are as follows:

2014	$6,531
2015	160,225
2016	5,225
Thereafter	—
$171,981

11. Leases

The Corporation has a capital lease arrangement through October 1, 2016 for its New Hampshire manufacturing facility. Beginning October 1, 2001, and every five years thereafter, including extensions, the annual base rent changes based on the Consumer Price Index. The Corporation has an option to extend the lease for an additional five-year period and has a right of first opportunity to purchase the leased property. Any leasehold improvements are depreciated over the shorter of the useful asset life or the minimum lease period. Additionally, the Corporation has entered into capital leases for various machinery and equipment.

19

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

11. Leases - (continued)

Property and equipment and related accumulated amortization for building and equipment under capital leases are as follows:

	December 28, 2013	December 29, 2012
Buildings and improvements	$4,991	$4,991
Machinery and equipment	39	877
	5,030	5,868
Less accumulated amortization	(4,305)	(4,727)
	$725	$1,141

Amortization of leased assets is included in depreciation expense.

Future minimum payments for capital leases are as follows at December 28, 2013:

2014	$897
2015	897
2016	677
Thereafter	—
Total minimum payments	2,471
Amounts representing interest	(1,032)
Present value of net minimum lease payments (including total current portion of $465)	$1,439

12. Accumulated Other Comprehensive Income

Accumulated other comprehensive income is comprised of gains (losses) resulting from currency translations of foreign entities and unrealized losses on our derivative designated as a hedge. Other comprehensive income consists of the following:

	Foreign Currency Translation	Unrealized Gains (Losses) on Derivative Instruments, net of tax	Pension Plan Actuarial Loss, net of tax	Other Comprehensive Income (loss)
Balance at December 29, 2012	$3,902	$(2,700)	$(196)	$1,006
Other comprehensive income before reclassifications	2,242	1,560	64	3,866
Amounts reclassified from accumulated other comprehensive income	—	195	—	195
Net current-period other comprehensive income	2,242	1,755	64	4,061
Balance at December 28, 2013	$6,144	$(945)	$(132)	$5,067

20

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

12. Accumulated Other Comprehensive Income - (continued)

Amounts reclassified from accumulated other comprehensive income (loss) to earnings during the twelve months ended December 28, 2013 and December 29, 2012 were as follows:

	Amount reclassified from accumulated other comprehensive income		Affected line item in the
Details about accumulated other comprehensive income components	December 28, 2013	December 29, 2012	statement where net income is presented
Realized losses on derivative instruments	$348	$130	Interest expense
Tax benefit	(153)	(53)	Income tax expense (benefit)
Loss, net of tax	$195	$77

13. Income Taxes

Income (loss) from continuing operations before income taxes consisted of:

	Fiscal Year Ended
	2013	2012	2011
Domestic	$(46,486)	$13,206	$(2,745)
Foreign	2,576	(1,037)	5,652
	$(43,910)	$12,169	$2,907

Significant components of the Corporation’s net deferred tax liabilities are as follows:

	December 28, 2013	December 29, 2012
Deferred tax asset
Compensation	$1,673	$2,181
Inventory	3,747	4,102
Loss carryforwards	5,050	3,696
Credit carryforwards	1,223	1,002
Derivative agreements	524	1,697
Other	1,911	3,920
	14,128	16,598
Valuation allowance	(6,828)	(5,833)
Total deferred tax asset	7,300	10,765
Deferred tax liability
Intangibles	(3,949)	(13,974)
Property, plant and equipment	(5,448)	(6,823)
Total deferred tax liabilities	(9,397)	(20,797)
Deferred tax liabilities, net	$(2,097)	$(10,032)

21

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

13. Income Taxes - (continued)

Significant components of the income tax provision are as follows:

	Fiscal Year Ended
	2013	2012	2011
Current:
Federal	$(9,226)	$2,166	$1,420
State	520	178	166
Foreign	2,122	1,211	1,360
	(6,584)	3,555	2,946
Deferred	(9,220)	699	(2,130)
	$(15,804)	$4,254	$816
Other tax related information:
Tax provision (benefit) from discontinued operations	$(829)	$388	$282

The provision for income taxes differs from that computed at the Federal statutory rate of 35% in 2013, 2012 and 2011 as follows:

	Fiscal Year Ended
	2013	2012	2011
Tax at Federal statutory rate	$(15,369)	$4,259	$1,017
State income taxes	(1,843)	512	41
State tax credits	(50)	(116)	(117)
Foreign income taxes	137	(1,008)	(599)
Qualified production activities deduction	—	(210)	(139)
Research and development credits—current year	(206)	(72)	(433)
Valuation allowance	292	513	320
Goodwill impairment	5,991		—
Reserve for uncertain tax positions	(4,908)	191	281
Other	152	185	445
	$(15,804)	$4,254	$816

At December 28, 2013, the Corporation had a net operating loss carryforward of approximately $18,817 and an associated deferred tax asset of $4,328 in the U.K. The U.K. carryforward has no expiration date, however, due to the uncertainty of the realization of the full benefit of the U.K. net operating loss carryforward, the Corporation has established a valuation allowance of $6,828 against its net deferred tax asset in the U.K., which includes the net operating loss carryforward. The Corporation has United States federal and various multistate income tax net operating loss carryforwards which have been recorded as a deferred tax asset of approximately $722. No provision has been made for United States federal and state or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries because it is expected that such earnings will be reinvested in these foreign operations indefinitely. Additional tax provision will be required if these earnings are repatriated in the future to the United States. Due to complexities in the tax laws and assumptions that we would have to make, it is not practicable to determine the amount of the unrecognized deferred income tax liability. At December 28, 2013, we had an aggregate of $34,592 of unremitted earnings of foreign subsidiaries that have been or are intended to be permanently reinvested for continued use in foreign operations.

The Corporation's policy with respect to interest and penalties associated with reserves for uncertain tax positions is to classify such interest and penalties in income tax expense in the consolidated statements of operations. As of December 28, 2013, the total amount of unrecognized income tax benefits computed under ASC 740 was approximately $1,962, all of which, if recognized, would impact the effective income tax rate of the Corporation. As of December 28, 2013 and December 29, 2012, the Corporation had recorded a total of $165 and $856, respectively, in the consolidated balance sheets of accrued interest and penalties related to uncertain tax positions. Due to the expiration of statutes of limitations in various jurisdictions in 2014, it is reasonably possible the Corporation's reserve for uncertain tax positions could decrease by approximately $317 in the next twelve months. During 2013, certain reserves relating to federal income tax positions expired due to the statutes of limitations. As such, the consolidated statement of operations was benefited $5,231 through a reduction in income tax expense. As of December 28, 2013, the Corporation is subject to unexpired statutes of limitations for U.S. federal income taxes for the year 2009. The Corporation is also subject to unexpired statutes of limitations for various states including most significantly Indiana, Massachusetts and New Hampshire generally for the years 2009-2012. During 2013, 2012 and 2011, the Corporation recorded $(691), $191 and $241, respectively of interest and penalties in the consolidated statements of operations.

22

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

13. Income Taxes - (continued)

The reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at December 31, 2011	$6,179
Additions based on tax positions—current year	—
Additions for tax positions—prior years	—
Settlements	—
Balance at December 29, 2012	6,179
Additions based on tax positions—current year	82
Additions for tax positions—prior years	932
Settlements	—
Lapses of statutes of limitations	(5,231)
Balance at December 28, 2013	$1,962

14. Profit Sharing Plan

During fiscal 2013, the Corporation maintained a profit sharing plan, which qualifies for favorable tax treatment under Section 401(k) of the Internal Revenue Code. Contributions by the Corporation are based upon both discretionary and matching nondiscretionary amounts. The matching amounts represent a 50% match of employees’ contributions, up to a maximum of $4 per participant per year. Expense recorded for the plans was $1,848, $1,751 and $1,708 for 2013, 2012 and 2011, respectively.

15. Stock-Based Compensation Plans

The 2003 Stock Option Plan.  The 2003 Stock Option Plan provides for the grant of nonqualified stock options to the Corporation’s directors, officers and employees and other persons who provide services to us. A total of 907,167 shares of common stock are reserved for issuance under this plan. Options for 786,979 shares of common stock have been granted, although there have been no grants of stock options under this plan since 2004. These options vested ratably over a four year period as of the end of each of our fiscal years following a grant. Options granted under the 2003 Stock Option Plan are generally not transferable by the optionee, and such options must be exercised within 30 days after the end of an optionee’s status as an employee, director or consultant (other than a termination by us for cause, as defined in the 2003 Stock Option Plan), within 180 days after such optionee’s termination by death or disability, or within 90 days after such optionee’s retirement, but in no event later than the expiration of the option term. All options were granted, as determined by its board of directors, at the fair market value of the Corporation’s common stock on the date of grant. The term of all options granted under the 2003 Stock Option Plan may not exceed ten years.

23

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

15. Stock-Based Compensation Plans - (continued)

The 2004 Amended and Restated Equity Incentive Plan.  The 2004 Amended and Restated Equity Incentive Plan as amended (“the 2004 Incentive Plan”) is designed to enable us to attract, retain and motivate our directors, officers, employees and consultants, and to further align their interests with those of the Corporation’s stockholders, by providing for or increasing their ownership interests in our Corporation. The 2004 Incentive Plan provides for the issuance of stock options, stock appreciation rights (“SARs”), restricted stock, deferred stock, dividend equivalents, other stock-based awards and performance awards. Performance awards will be based on the achievement of one or more business or personal criteria or goals, as determined by the compensation committee. During 2012, the 2004 Incentive Plan was amended to increase the number of shares of common stock permitted for the grant of equity incentive awards by 1,710,000 shares. An aggregate of 3,383,333 shares of common stock are now reserved for issuance under the 2004 Incentive Plan, subject to certain adjustment reflecting changes in the Corporation capitalization. The Corporation provides newly issued shares to satisfy stock option exercises and issuance of SARs, restricted stock, deferred stock, dividend equivalents, other stock-based awards and performance awards.

The Corporation granted 300,000 shares of stock options to one employee during 2012. Stock options under the 2004 Incentive Plan generally are not transferable, and such options must be exercised within 30 days of termination by death or disability, or within 90 days after retirement, but in no event later than the expiration of the option term. Stock options are awarded with an exercise price equal to the market price on the date of grant, become fully exercisable five years after the date of grant and expire six years after the date of grant. The fair value of stock option awards is estimated on the date of grant using the Black-Scholes Option Pricing Model that uses the assumptions noted in the following table:

Valuation Assumptions
Risk-free interest rate	0.75%
Expected volatility	48%
Expected dividend yield	—
Expected term	5.5 years

The expected volatility is based upon the Corporation’s historical experience. The expected term represents the period of time that options granted are expected to be outstanding, is based on “simplified method” using the midpoint of the vesting and expiration period of each grant, due to the limited historical data. The risk-free interest rate utilized for periods throughout the contractual life of the options are based on U.S. Treasury security yields at the time of grant.

A summary of stock option activity and weighted-average exercise prices for the periods indicated are as follows:

	Number of Options	Weighted Average Price	Intrinsic Value
Outstanding at December 29, 2012	351,941	$7.15	$1,146
Granted	—	—	—
Exercised	(22,631)	$3.04	—
Canceled	—	—	—
Outstanding at December 28, 2013	329,310	$7.44	$874
Exercisable at December 28, 2013	29,310	$4.83	—

Range of Exercise	Number Outstanding	Weighted Average Remaining Life	Weighted Average Outstanding Price	Number Exercisable at December 28, 2013	Weighted Average Exercisable Price
$4.83 - $7.69	329,310	4.2 years	$7.44	29,310	$4.83

24

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

15. Stock-Based Compensation Plans - (continued)

During 2012, the Corporation granted 300,000 stock options with aggregate fair values on the date of grant of $1,011. The estimated fair value of the stock options granted in 2012 was $3.37. The Corporation did not grant any options during 2013 or 2011. Intrinsic value for stock options is the difference between the current market value of the Corporations’ stock and the option strike price. The total intrinsic value of stock options exercised during 2013, 2012 and 2011 were $139, $1,056 and $38, respectively. In 2013 and 2012, the Corporation recorded compensation expense of $202 and $84 , respective, related to stock options grants. The Corporation had no compensation expense relating to stock options during 2011. As of December 28, 2013, $725 of unrecognized compensation cost related to non-vested stock options is expected to be recognized over a weighted-average period of approximately 3.6 years.

Restricted stock is a grant of shares of common stock that may not be sold or disposed of, and that may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period set by the compensation committee. A participant granted restricted stock generally has all of the rights of a shareholder, unless the compensation committee determines otherwise.

During 2013, the Corporation awarded no performance based restricted stock to employees, however. an aggregate of 95,302 shares of non-performance based restricted stock were granted to several employees during 2013 that have vesting schedules that vary by grant and range from immediately upon grant through five years. The Corporation also granted 65,730 shares of non-performance based restricted stock to directors that vest over three years with one-third vesting on December 21 of each year. The aggregate fair value of 2013 granted shares was $1,609.

During 2012, the Corporation awarded 457,540 shares of performance based restricted stock to employees. Additionally, an aggregate of 51,096 shares of non-performance based restricted stock were granted to several employees during 2012 that have vesting schedules that vary by grant and range from immediately upon grant through four years. The Corporation also granted 96,096 shares of non-performance based restricted stock to directors that vest over three years with one-third vesting on December 21 of each year. The aggregate fair value of 2012 granted shares was $5,668. During 2011, the Corporation awarded 112,696 shares of performance based restricted stock to employees. Additionally, an aggregate of 355,050 shares of non-performance based restricted stock were granted to several employees during 2011 that have vesting schedules that vary by grant and range from three months through five years. An additional 100,742 shares were granted to certain employees associated with the successful completion of the Codman acquisition which vested immediately. The Corporation also granted 88,326 shares of non-performance based restricted stock to directors that vest over three years with one-third vesting on December 21 of each year. A total of 57,005 shares were granted in 2011 that contained market conditions which were not achieved and therefore the stock was never earned. The total fair value of this grant was $506 as determined by the Monte Carlo Method and will be expensed over the three year service period unless the employee is no longer an employee of the Corporation. Awards that are subject to performance conditions are expensed based on the probability that these conditions will be achieved. The aggregate fair value of 2011 granted shares was $5,598.

In 2013, 2012 and 2011, the Corporation recorded compensation expense of $2,520, $3,948 and $3,672, respectively, related to restricted stock grants. The Corporation’s policy is to recognize expense for awards subject to graded or cliff vesting using the straight-line attribution method. As of December 28, 2013, the Corporation had unearned compensation cost related to unvested restricted stock awards of $2,520 which will be expensed through 2018.

25

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

15. Stock-Based Compensation Plans - (continued)

A summary of all restricted stock activity for the period indicated below is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at December 29, 2012	1,042,972	$9.08
Granted	161,032	$9.99
Vested	(271,986)	$9.26
Canceled	(236,976)	$9.06
Outstanding at December 28, 2013	695,042	$9.24

The total fair value of restricted stock that vested during 2013, 2012 and 2011 was $2,631, $2,245 and $1,957, respectively.

16. Employee Stock Purchase Plan

2004 Employee Stock Purchase Plan.  As of July 25, 2013, the Corporation terminated the 2004 Amended and Restated Employee Stock Purchase Plan as amended (“the Plan”), following the completion of the May 2013 purchase. A total of 600,000 shares of the Corporation’s common stock were reserved for issuance over the term of the Plan. The Corporation filed an amendment to its registration statement to deregister the remaining 301,985 shares of unissued common stock on the termination date. This plan was non-compensatory.

The Plan was designed to provide an incentive for our domestic employees to purchase our common stock and acquire a proprietary interest in the Corporation. During 2012, the Plan was amended to clarify that eligible compensation includes commissions earned by the Corporation’s salespeople. The Amendment also provided that fractional shares may be purchased to facilitate recordkeeping and avoid participants retaining an amount less than the price of a single share in their accounts after each purchase.

Each participant was granted an option to purchase shares of the Corporation’s common stock at the beginning of each 6-month “offering period” under the plan, on each “exercise date,” during the offering period. Exercise dates occurred on the last date on which the NYSE was open for trading prior to each May 31 and November 30. Participants purchased the shares of the Corporation’s common stock through after-tax payroll deductions, not to exceed 10% of the participant’s total base salary on each payroll date. No participant could purchase more than 750 shares of common stock on any one exercise date or more than $25 of common stock in any one calendar year. The purchase price for each share was 95% of the fair market value of such share on the exercise date. If a participant’s employment with the Corporation or one of its designated subsidiaries terminated, any outstanding option of that participant also terminated.

On May 31, 2013, 9,477 shares of the Corporation’s common stock were purchased by the participants in the plan at a price of $8.86 per share. On November 30, 2012, 8,313 shares of the Corporation’s common stock were purchased by the participants in the plan at a price of $9.26 per share. On May 31, 2012, 10,079 shares of the Corporation’s common stock were purchased by the participants in the plan at a price of $7.35 per share.

17. Segment Reporting

The Corporation has two reportable segments: OEM Solutions and Symmetry Surgical. OEM Solutions primarily designs, develops and manufactures implants and related surgical instruments and cases for orthopedic device companies and companies in other medical device markets such as arthroscopy, dental, laparoscopy, osteobiologic and endoscopy. OEM Solutions also manufactures specialized non-healthcare products, primarily in the aerospace industry. OEM Solutions manages its business in multiple operating segments. Because of the similar economic characteristics of these operations, including the nature of the products, comparable level of FDA regulations, and same or similar customers, those operations have been aggregated for segment reporting purposes. Symmetry Surgical is the Corporation’s hospital direct business which sells a broad range of reusable stainless steel and titanium surgical hand-held instruments and retractor systems, sterile disposable surgical products (vein strippers, SECTO dissectors, tonsil sponges and surgical marker pens), and sterilization containers. These products are typically used in the surgical specialties of spine, general/OB-GYN, microsurgery/neurosurgery, orthopedics, laparoscopy, cardiovascular, thoracic and general surgery in the hospital setting as well as surgery centers and in select physician offices.

26

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

17. Segment Reporting  - (continued)

The Corporation is a multi-national company with operations in the U.S., United Kingdom, France, Ireland, Malaysia, Germany and Switzerland. As a result, the Corporation's financial results can be impacted by currency exchange rates in the foreign markets in which the Corporation sells its products. Revenues are attributed to geographic locations based on the location to which we ship our products.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that the Corporation evaluates segment performance based on income from operations. The Corporation allocates certain administrative corporate charges to the OEM Solutions and Symmetry Surgical reportable segments. Other Corporation charges, such as interest, income taxes and remaining unallocated administrative charges have not been allocated to the OEM Solutions or Symmetry Surgical reportable segments. The Corporation generally accounts for intersegment sales and transfers at cost plus a specified mark-up.

Reportable segment information is as follows:

	Fiscal Year Ended 2013
	OEM Solutions	Symmetry Surgical	Unallocated	Combined segments	Eliminations	Consolidated Total
Revenues
External revenues	$299,361	$89,259	—	$388,620	—	$388,620
Intersegment revenues	5,381	71	—	5,452	$(5,452)	—
Total revenues	304,742	89,330	—	394,072	(5,452)	388,620
Depreciation and amortization	17,007	6,084	$235	23,326	—	23,326
Operating income (loss)	5,178	(15,116)	(9,899)	(19,837)	(3)	(19,840)
Interest expense						17,680
Loss on debt extinguishment						4,460
Derivatives valuation loss						242
Other						1,688
Loss before income taxes						(43,910)
Total assets	320,076	179,650	16,110	515,836	—	515,836
Capital expenditures	8,985	903	300	10,188	—	10,188

27

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

17. Segment Reporting  - (continued)

	Fiscal Year Ended 2012
	OEM Solutions	Symmetry Surgical	Unallocated	Combined segments	Eliminations	Consolidated Total
Revenues
External revenues	$290,047	$107,240	—	$397,287	—	$397,287
Intersegment revenues	9,929	342	—	10,271	$(10,271)	—
Total revenues	299,976	107,582	—	407,558	(10,271)	397,287
Depreciation and amortization	17,929	6,542	$213	24,684	—	24,684
Operating income (loss)	24,202	18,226	(11,192)	31,236	219	31,455
Interest expense						19,636
Derivatives valuation gain						(242)
Other						(108)
Income before income taxes						12,169
Total assets	370,704	214,391	20,223	605,318	—	605,318
Capital expenditures	8,246	2,298	213	10,757	—	10,757

	Fiscal Year Ended 2011
	OEM Solutions	Symmetry Surgical	Unallocated	Combined segments	Eliminations	Consolidated Total
Revenues
External revenues	$309,710	$39,499	—	$349,209		$349,209
Intersegment revenues	7,195	387	—	7,582	$(7,582)	—
Total revenues	316,905	39,886	—	356,791	(7,582)	349,209
Depreciation and amortization	19,550	978	$195	20,723	—	20,723
Operating income (loss)	22,104	(775)	(14,156)	7,173	—	7,173
Interest expense						3,872
Derivatives valuation gain						—
Other						394
Income before income taxes						2,907
Total assets	411,143	206,308	21,414	638,865	—	638,865
Capital expenditures	13,081	473	112	13,666	—	13,666

28

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

17. Segment Reporting  - (continued)

Revenues to External Customers:

	Fiscal Year Ended
	2013	2012	2011
United States	$292,519	$302,557	$261,253
Ireland	31,656	22,362	22,473
United Kingdom	14,567	17,950	20,360
Other foreign countries	49,878	54,418	45,123
Total revenues	$388,620	$397,287	$349,209

Long-Lived Assets:

	Fiscal Year Ended
	2013	2012	2011
United States	$52,959	$60,292	$66,596
Ireland	3,610	25,499	25,683
United Kingdom	25,551	3,116	2,605
Other foreign countries	7,873	9,139	8,479
Total long-lived assets	$89,993	$98,046	$103,363

Concentration of Credit Risk:

Financial instruments that potentially subject the Corporation to concentration of credit risk consist principally of accounts receivable. A significant portion of the Corporation’s sales are derived from our top ten customers, predominantly in the orthopedic device market, and, as such, the Corporation is directly affected by the condition of those customers and that industry. However, the credit risk associated with the trade receivables is partially mitigated due to the stability of those customers. The Corporation performs ongoing credit evaluations of its customers and does not require collateral or other security from its customers.

A substantial portion of the Corporation's net revenues is derived from a limited number of customers. Net revenue from customers of the Corporation which individually account for 10% or more of the Corporation's net revenue is as follows:

2013- Two customers represented approximately 33.3% and 10.1% of revenue, respectively.

2012- One customer represented approximately 33.5% of revenue, however, excluding the Codman related transitional services agreement, this customer would represent 30.9%.

2011 - Two customers represented approximately 32.5% and 11.6% net revenue, respectively.

The customers listed above, which are predominantly OEM Solution customers, with the exception of the Codman related transitional services agreement, comprised approximately 26%, 28% and 41% of the accounts receivable balance at December 28, 2013, December 29, 2012 and December 31, 2011, respectively.

29

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

17. Segment Reporting  - (continued)

Following is a summary of the composition by segment and product category of the Corporation's net revenues to external customers.

	Fiscal Year Ended
	2013	2012	2011
Sales by product
OEM Solutions Revenue
Instruments	$112,198	$115,154	$115,271
Implants	106,729	101,957	103,328
Cases	67,352	58,545	75,847
Other	13,082	14,391	15,264
Total OEM Solutions Revenue	299,361	290,047	309,710
Total Symmetry Surgical Revenue	89,259	107,240	39,499
Total Revenue	$388,620	$397,287	$349,209

18. Accounts Receivable Factoring

In January 2012, the Corporation entered into an agreement with an unrelated third-party for the factoring of specific accounts receivable in the U.K. to reduce the amount of working capital required to fund such receivables. The factoring of accounts receivable under this agreement is accounted for as a sale in accordance with ASC 860, Transfers and Servicing. Proceeds on the transfer reflect the face value of the account less a discount. The discount is recorded as a charge in general and administrative expenses in the consolidated statement of operations in the period of the sale. Net funds received reduced accounts receivable outstanding while increasing cash. The Corporation has no retained interests, nor any continuing involvement or servicing liabilities related to the accounts receivable that have been sold. For fiscal 2013 and 2012, the Corporation sold $3,663 and $7,024, respectively, of accounts receivable pursuant to this agreement, which represents the face amount of total outstanding receivables at the time the receivables are sold. Fees paid pursuant to this agreement were $28 and $50, respectively, for fiscal 2013 and 2012.

30

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

19. Net Income Per Share

The following table sets forth the computation of earnings per share.

	Fiscal Year Ended
	2013	2012	2011
Net income (loss) for basic earnings per share:
Continuing operations	$(28,106)	$7,915	$2,091
Discontinued operations	$(7,692)	$1,212	$801
Less: Undistributed earnings allocated to nonvested stock	$—	$(36)	$(20)
Income available to common shares- basic	$(35,798)	$9,091	$2,872
Basic weighted average common shares outstanding	36,327	35,987	35,576

Basic net income (loss) per share attributable to common shareholders:
Continuing operations	$(0.77)	$0.22	$0.06
Discontinued operations, net of tax	$(0.22)	$0.03	$0.02
Net income attributable to common shareholders	$(0.99)	$0.25	$0.08

Net income (loss) for diluted earnings per share:
Continuing operations	$(28,106)	$7,915	$2,091
Discontinued operations	$(7,692)	$1,212	$801
Less: Undistributed earnings allocated to nonvested stock	$—	$—	$—
Income available to common shares- basic	$(35,798)	$9,127	$2,892
Basic weighted average common shares outstanding	36,327	35,987	35,576
Effect of Dilution	—	431	445
Diluted weighted average common shares outstanding	36,327	36,418	36,021

Diluted net income (loss) per share attributable to common shareholders:
Continuing operations	$(0.77)	$0.22	$0.06
Discontinued operations, net of tax	$(0.22)	$0.03	$0.02
Net income attributable to common shareholders	$(0.99)	0.25	0.08

20. Facility Closure and Severance Costs

Results of operations for fiscal 2013, 2012 and 2011 include pre-tax charges of $1,521, $622 and $2,710, respectively, associated with employee cost reduction and efficiency actions. The segment composition of these charges includes OEM Solutions of $266, $405 and $1,743; Symmetry Surgical of $873, $217 and $22; and Unallocated of $382, nil and $945, respectively for each fiscal year. In fiscal 2013, $61 of charges were reflected in loss from discontinued operations. As of December 28, 2013 and December 29, 2012, severance accruals related to these cost reduction and efficiency actions totaled $361 and $177, respectively, and are included in other accrued expenses in the consolidated balance sheets. The decrease in the accrual from December 29, 2012 to December 28, 2013 represents severance charges paid during 2013.

31

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

21. Commitments and Contingencies

Legal & Environmental Matters.  The Corporation is involved, from time to time, in various contractual, product liability, patent (or intellectual property) and other claims and disputes incidental to its business. Currently, there is no environmental or other litigation pending or, to the knowledge of the Corporation, threatened, that the Corporation expects to have a material adverse effect on its financial condition, results of operations or liquidity. While litigation is subject to uncertainties and the outcome of litigated matters is not predictable with assurance, the Corporation currently believes that the disposition of all pending or, to the knowledge of the Corporation, threatened claims and disputes, individually or in the aggregate, should not have a material adverse effect on the Corporation’s consolidated financial condition, results of operations or liquidity.

Operating Leases.  The Corporation has various operating leases, primarily for equipment and vehicles. Total rental expense for these operating leases amounted to $2,966, $2,840 and $2,641 in 2013, 2012 and 2011, respectively. December 28, 2013, future minimum payments for operating leases with initial terms of one year or more are as follows: $2,566 in 2014; $1,603 in 2015; $937 in 2016; $584 in 2017; $411 in 2018 and $100 thereafter.

Unconditional Purchase Obligations.  The Corporation has contracts to purchase minimum quantities of cobalt chrome, nickel and titanium through December 2014.  Based on contractual pricing at December 28, 2013, the minimum purchase obligations total $7,876.  Purchases under cobalt chrome, nickel and titanium contracts total approximately $11,480 for fiscal 2013.  These purchases are not in excess of our forecasted requirements.

22. Quarterly Results of Operations (Unaudited)

The Corporation’s fiscal year end is the 52 or 53 week period ending the Saturday closest to December 31. Fiscal 2013 and 2012 were 52 week years. The following quarterly results of operations refer to these financial periods (in thousands, except per share data):

	Fiscal Year Ended 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in thousands except per share data)
Revenue	$95,811	$99,015	$95,667	$98,127	$388,620
Gross profit	24,885	26,647	25,238	27,045	103,816
Income (loss) from continuing operations	(238)	1,495	(29,017)	(346)	(28,105)
Net income (loss)	(294)	1,177	(34,524)	(2,157)	(35,798)
Income (loss) per share from continuing operations:
Basic	$(0.01)	$0.04	$(0.80)	$(0.01)	$(0.77)
Diluted	$(0.01)	$0.04	$(0.80)	$(0.01)	$(0.77)
Net income (loss) per share:
Basic	$(0.01)	$0.03	$(0.95)	$(0.06)	$(0.99)
Diluted	$(0.01)	$0.03	$(0.95)	$(0.06)	$(0.99)

32

SYMMETRY MEDICAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

22. Quarterly Results of Operations (Unaudited, Continued)

	Fiscal Year Ended 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in thousands except per share data)
Revenue	$97,737	$99,109	$97,454	$102,986	$397,287
Gross profit	24,614	26,152	27,497	28,246	106,510
Income (loss) from continuing operations	590	1,337	3,358	2,627	7,912
Net income (loss)	830	1,636	3,738	2,923	9,124
Income (loss) per share from continuing operations:
Basic	$0.02	$0.04	$0.09	$0.07	$0.22
Diluted	$0.02	$0.04	$0.09	$0.07	$0.22
Net income (loss) per share:
Basic	$0.02	$0.05	$0.10	$0.08	$0.25
Diluted	$0.02	$0.05	$0.10	$0.08	$0.25

The sum of the quarters may not equal the year to date amounts due to rounding.

23. Subsequent Events

On February 21, 2014, the Corporation announced that the consultation proceeds begun with its employees on January 30, 2014 had concluded with an agreement that the facility in Cheltenham, United Kingdom should cease production within calendar 2014. The Cheltenham plant is engaged primarily in the manufacture of medical instruments and employs approximately 40 people. The Corporation estimates costs of approximately $2,000 will be incurred in 2014 primarily related to employee severance in connection with the plant closure. No costs were recorded in 2013.

On May 21, 2014, the Corporation completed the sale of its subsidiary, Clamonta Ltd. for $1,350. Symmetry believed the sale would better enable the Corporation to focus its efforts on its core markets and reduce its manufacturing footprint. In connection with the sale, Symmetry recorded a loss on sale of assets of approximately $4,117.

On August 4, 2014, the Corporation announced that it has entered a definitive agreement to sell all of its common stock to Tecomet and concurrently transfer to Symmetry Medical, Inc.'s shareholders ownership in a new company holding its Symmetry Surgical business. Tecomet, which is owned by Genstar Capital, is a contract manufacturing, engineering and metal fabrication technology company based in Wilmington, Massachusetts.

Under terms of the agreement, Symmetry Medical will transfer its Symmetry Surgical business to its shareholders, immediately followed by the acquisition of the remaining OEM Solutions business by Tecomet for $450 million in cash.

33

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Symmetry Medical Inc.:

We have audited the accompanying consolidated balance sheets of Symmetry Medical Inc. as of December 28, 2013 and December 29, 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flow for each of the three years in the period ended December 28, 2013. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symmetry Medical Inc. at December 28, 2013 and December 29, 2012, and the consolidated results of its operations, comprehensive income (loss), and its cash flow for each of the three years in the period ended December 28, 2013, in conformity with US generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Symmetry Medical Inc.’s internal control over financial reporting as of December 28, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated March 10, 2014, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Indianapolis, Indiana

March 10, 2014

Except for Note 3, as to which the date is August 8, 2014.

34